SCHEDULE 14A
                  SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a)
   of the Securities Exchange Act of 1934
             (Amendment No.      )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

      TANDY CORPORATION
_____________________________________________
(Name of Registrant Specified In Its Charter)

      TANDY CORPORATION
_____________________________________________
(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ]  $500 per each party to the controbersy pursuant to Exchange Act
     Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:

_____________________________________________________

  2) Aggregate number of securities to which transaction applies:

_____________________________________________________

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: ___/
                          __________________________________________

  4) Proposed maximum aggregate value of transaction: ________________________

   ___/ Set forth the amount on which the filing fee is caluclated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: ______________________
(2) Form, Schedule or Registration Statement No.: ____________________________
(3) Filing Party: ___________________________
(4) Date Filed: ___________________________

  TANDY CORPORATION/PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE
                     BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING ON MAY 16, 1996

         The undersigned hereby appoints John V. Roach, Jack L. Messman, Thomas G. Plaskett and John A. Wilson, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of the Corporation held by the undersigned at the Annual Meeting of Stockholders of Tandy Corporation at Fort Worth, Texas on May 16, 1996, or any adjournment thereof, as indicated on this proxy, and in their discretion on any other matters which may properly come before the meeting. If no directions are given, this Proxy will be voted "FOR" Item 1.


                             ________________________________
                             Please sign exactly as your name
                               appears on this Proxy.

                             DATED: ________________, 1996

    Please Sign, Date and Promptly Return This Proxy in the
    Enclosed Envelope.


              TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS'
                RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE -
                      NO BOXES NEED TO BE CHECKED

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:

                              __         __
    1. Election of Directors [__]  FOR  [__] WITHHOLD AUTHORITY
                             all nominees    to vote for all
                             listed below    nominees listed
                             (except as      below
                             marked to
                             the contrary
                             below)

    James I. Cash, Jr., Donna R. Ecton, Lewis F. Kornfeld, Jr.,
    Jack L. Messman, William G. Morton, Jr., Thomas G. Plaskett,
    John V. Roach, Alfred J. Stein, William E. Tucker, Jesse L.Upchurch, John A. Wilson

    INSTRUCTION: To withhold authority to vote for any individual nominee, write nominee's name on the following line.


    _____________________________________________________________

                         TANDY CORPORATION
                        1800 One Tandy Center
                        Fort Worth, Texas 76102

                         ____________________

                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                       To Be Held On May 16, 1996

                         _____________________

       NOTICE IS HEREBY GIVEN that the Annual Meeting of
    Stockholders of Tandy Corporation will be held at the Worthington Hotel, 200 West Second Street, Fort Worth, Texas
    76102, on Thursday, May 16, 1996, at 10:00 a.m. for the following purposes:

       (1) To elect directors to serve for the ensuing year and until their respective successors are elected; and
       (2) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

       The transfer books will not be closed. The date fixed by the Board of Directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, said Annual Meeting or any adjournment or adjournments thereof is the close of business on March 19, 1996.

                        By Order of the Board of Directors

                              HERSCHEL C. WINN
                            Senior Vice President
    Fort Worth, Texas          and Secretary
    March 28, 1996

    IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, MANAGEMENT ASKS THAT YOU SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AT ONCE IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. A PROXY IS REVOCABLE AT ANY TIME PRIOR TO BEING VOTED AT THE MEETING BY (A) FILING WITH THE CORPORATE SECRETARY A WRITTEN NOTICE OF REVOCATION BEARING A LATER DATE THAN THE PROXY CARD, (B) DULY EXECUTING AND FILING WITH THE CORPORATE SECRETARY A SUBSEQUENTLY DATED PROXY CARD OR (C) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON (BUT MERE ATTENDANCE AT THE MEETING AND VOTING WITHOUT A WRITTEN NOTICE OF REVOCATION SHALL NOT REVOKE A PREVIOUSLY FILED PROXY CARD).

                     (THIS PAGE INTENTIONALLY LEFT BLANK)

                          PROXY STATEMENT
                         TANDY CORPORATION
                        1800 One Tandy Center
                        Fort Worth, Texas 76102

                 ANNUAL MEETING OF STOCKHOLDERS OF TANDY
                                CORPORATION

                 TO BE HELD ON THURSDAY, May 16, 1996

      This Proxy Statement is being furnished to stockholders of Tandy Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") from holders of record of the Company's voting securities as of the close of business on March 19, 1996 (the "Annual Meeting Record Date"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Thursday, May 16, 1996, at 10:00 a.m. (Central Daylight Savings Time) at the Worthington Hotel, 200 West Second Street, Fort Worth, Texas 76102, and at any adjournment or postponement thereof. This Proxy Statement is first being mailed to the holders of the Company's voting securities on or about March 28, 1996.

                      PURPOSES OF THE ANNUAL MEETING

       At the Annual Meeting, holders of shares of Company securities entitled to vote at the Annual Meeting will be asked to consider and to vote upon the following matters:

       (i) the election of 11 directors of the Company to serve until the next annual meeting of stockholders or until their successors are elected; and

       (ii) such other business as may properly come before the meeting.

       The Board unanimously recommends a vote FOR the election of the Board's nominees for election as directors of the Company. As of the date of this Proxy Statement, the Board knows of no other business to come before the Annual Meeting.

                     VOTING RIGHTS AND PROXY INFORMATION

       Only holders of record of shares of the Company's Common Stock and the Company's Series B TESOP Convertible Preferred Stock (the "TESOP Stock") as of the Annual Meeting Record Date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. The holders of shares of Company Common Stock are entitled to one vote per share (a "Common Stock Vote") on any matter which may properly come before the Annual Meeting. The holders of TESOP Stock are entitled to 21.768 Common Stock Votes per share.

       As of the Annual Meeting Record Date, a total of 85,627 shares of TESOP Stock were held in the Tandy Fund. Each participant in the Tandy Fund is entitled to direct the Tandy Fund Trustee with respect to the voting of the TESOP Stock allocated to his or her account. If a participant does not direct the Tandy Fund Trustee with respect to the voting of the TESOP Stock, the Trustee will vote such securities, and all unallocated TESOP Stock held by the Tandy Fund, in the same proportion as other participants who have directed the Trustee with respect to allocated shares.

       As of the Annual Meeting Record Date, the total number of Common Stock Votes represented by the voting securities of the Company entitled to vote were 62,771,378. Specifically, there were 60,907,447 shares of Company Common Stock outstanding, representing 60,907,447 Common Stock Votes; and 85,627 shares of TESOP Stock outstanding, representing 1,863,931 Common Stock Votes.

       The presence, either in person or by properly executed proxy, of the holders of a majority of the Common Stock Votes as of the Annual Meeting Record Date is necessary to constitute a quorum at the Annual Meeting. Shares held by holders who are either present in person or represented by proxy who abstain will be treated as present for quorum purposes on all matters.

       The affirmative vote of a plurality of the Common Stock Votes entitled to vote and represented in person or by properly executed proxy at the Annual Meeting is required to approve the election of each of the Company's nominees for election as a director. With respect to the election of directors, shares that abstain will be included in the vote total as withholds (i.e., votes against the Company's nominees for election).

       The affirmative vote of a majority of the Common Stock Votes entitled to vote and represented in person or by properly executed proxy at the Annual Meeting is required, for all matters other than the election of directors. For purposes of determining whether a proposal has received a majority vote, abstentions will be included in the vote total, with the result that an abstention will have the same effect as a negative vote. For purposes of determining whether a proposal has received a majority vote, in instances where brokers are prohibited from exercising discretionary authority for beneficial holders of Company Common Stock who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote.

       All voting securities that are represented at the Annual Meeting by properly executed proxies received by the Corporate Secretary prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the Board's nominees for election as directors of the Company.

       Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same voting securities and delivering it to the Company at or before the Annual Meeting; or (iii) attending the Annual Meeting, filing a written revocation of proxy and voting in person (attendance at the Annual Meeting and voting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy or subsequent proxies should be received by mail or hand delivered to Tandy Corporation,
    Attention: Ms. Jana Freundlich, Assistant Secretary, 1700 One Tandy Center, Fort Worth, Texas 76102-2818.

       The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Company Common Stock and TESOP Stock, and will reimburse them for their expenses in so doing. In addition, the Company may engage D.F. King & Co., Inc., for a fee not to exceed $2,700 plus out-of-pocket expenses, to provide proxy solicitation services. Certain directors, officers and other employees of the Company, not specially employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone, facsimile or other electronic means.

                         NO APPRAISAL RIGHTS

       Stockholders of the Company will not be entitled to appraisal rights under Delaware corporation law in connection with the vote on the nominees for directors.

              NOMINEES FOR ELECTION OF COMPANY DIRECTORS

       Eleven persons have been nominated for election as directors of the Company at the Annual Meeting. All of these nominees are now serving on the Board and all were previously elected by the stockholders. It is the intention of the persons named in the accompanying form of proxy card to vote for the nominees listed below unless authority to so vote is withheld. All nominees have indicated their willingness to serve for the ensuing term. If any nominee is unable or should decline to serve as a director at the date of the Annual Meeting, it is the intention of the persons named in the proxy card to vote for such other person or persons as they in their discretion shall determine.

       The nominees for directors of the Company are listed below:

                                                    A Director
      Name, Age, and Business Experience           Continuously
         During the Last Five Years                   Since
      __________________________________           ____________

    James I. Cash, Jr. (48)                        1989
    Professor, Harvard University Graduate
    School of Business Administration.

    Donna R. Ecton (48)                            1995
    Chairman, President and CEO, Business
    Mail Express, Inc. (a business services
    company), since 1995; Business Consultant,
    1994 - 1995; President and Chief
    Executive Officer, Van Houten North America,
    Inc. and Andes Candies, Inc. (confectionery product manufacturer), 1991 to 1994.

    Lewis F. Kornfeld, Jr. (79)                    1975
    Retired Vice Chairman, Tandy Corporation, and Retired President, Radio Shack Division.

    Jack L. Messman (56)                           1993
    President and Chief Executive Officer, Union
    Pacific Resources Group Inc. (Independent oil and gas producer), since 1991.

    William G. Morton, Jr. (59)                    1987
    Chairman and Chief Executive Officer,
    Boston Stock Exchange, Inc.

    Thomas G. Plaskett (52)                        1986
    Chairman, Greyhound Lines, Inc. (a
    transportation company), since March 1995;
    Business Consultant, since November 1991;
    Interim President and Chief Executive
    Officer, Greyhound Lines, Inc., August 1994 to November 1994; Chairman, Pan Am
    Corporation (a holding company for
    aviation business), January 1988 to
    January 1992.

    John V. Roach (57)                             1980
    Chairman and Chief Executive Officer,
    Tandy Corporation.

    Alfred J. Stein (63)                           1981
    Chairman and Chief Executive Officer,
    VLSI Technology, Inc. (manufacturer
    of semiconductors).

    William E. Tucker (63)                         1985
    Chancellor, Texas Christian University.

    Jesse L. Upchurch (71)                         1968
    Chairman, Chief Executive Officer and
    President, Upchurch Corporation (private diversified investment and holding company).

    John A. Wilson (74)                            1974
    Retired Chairman, President and
    Chief Executive Officer, Color Tile, Inc.
    (home improvement company).

        INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

       The Board held five meetings during 1995.

       The current Audit Committee members are Ms. Ecton and Messrs. Plaskett (Chairman), Cash, Kornfeld and Tucker. The functions of this Committee include: reviewing the engagement of the independent accountants, the scope and timing of the audit and certain non-audit services to be rendered by the independent accountants; reviewing with the independent accountants and management the Company's policies and procedures with respect to internal auditing, accounting and financial controls; and reviewing the report of the independent accountants upon completion of their audit. This Committee met four times during 1995.

      The current Executive Committee members are Messrs. Wilson (Chairman), Kornfeld, Messman, Roach and Stein. This Committee has the authority to exercise all of the powers of the full Board with certain exceptions relating to major corporate matters. This Committee is available to review with members of management certain areas of the Company's operations and to act in an emergency or on routine matters when it is impractical to assemble the entire Board for a meeting. This Committee met three times during 1995.

      The current Organization and Compensation Committee members are Messrs. Messman (Chairman), Morton, Plaskett, Upchurch and Wilson. The principal functions of this Committee are to review and make recommendations to the Board concerning compensation plans, appointments and promotions to official positions, and corporate structure. This Committee also makes grants of stock options to Executive Officers and other employees. This Committee met six times during 1995.

      The current Nominating Committee members are Ms. Ecton and Messrs. Stein (Chairman), Cash, Morton, Tucker and Upchurch. This Committee reviews and makes recommendations to the Board with respect to candidates for directors of the Company, compensation of Board members and assignment of directors to committees of the Board. It also reviews and approves or denies requests by corporate officers to serve on the boards of outside companies. This Committee met three times during 1995. Stockholders who wish to nominate persons for election as directors at the 1997 Annual Meeting, which is now scheduled to be held on May 15, 1997, must give notice of their intention to make a nomination in writing to the Secretary of the Company on or before February 13, 1997.
    Each notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and the name and address of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;
    (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission as then in effect; and (e) the consent of each nominee to serve as director of the Company if so elected.

      Mrs. Caroline R. Hunt served on the Audit and Organization and Compensation Committees until her retirement from the Board of Directors on January 8, 1995. Mr. William T. Smith served on the Executive and Organization and Compensation Committees until his retirement from the Board of Directors on October 2, 1995. All nominees for director attended more than 75% of the meetings of the Board and committees, collectively, of which they were a member.

      Certain of the Company's directors serve on the boards of directors of other publicly held companies as follows: Mr. Cash serves on the boards of Cambridge Technology Partners, Inc., Knight-Ridder, Inc. and State Street Boston Corporation; Ms. Ecton serves on the boards of H&R Block, Inc., PETsMART, Inc., Vencor, Inc. and the Barnes Group, Inc.; Mr. Messman serves on the boards of Novell, Inc., Safeguard Scientifics, Inc., Union Pacific Corporation, Union Pacific Resources Group, Inc., U.S. Data Corporation and Cambridge Technology Partners, Inc.; Mr. Morton serves on the boards of 12 investment funds managed by Morgan Stanley Asset Management, Inc.; Mr. Plaskett serves on the boards of Greyhound Lines, Inc., Smart & Final Inc. and NeoStar Retail Group, Inc.; Messrs. Roach and Tucker serve on the board of Justin Industries, Inc.; and Mr. Stein serves on the boards of VLSI Technology, Inc. and Applied Materials, Inc. On January 8, 1991, Pan Am Corporation ("Pan Am") and its principal subsidiaries, including Pan American World Airways, Inc., filed for protection under the Federal bankruptcy laws. In connection with a plan of reorganization, Mr. Plaskett resigned as Pan Am's President and Chief Executive Officer effective October 1, 1991, and as Chairman of its Board of Directors in January 1992.

                        DIRECTORS COMPENSATION

       Directors of the Company who are not full-time employees of the Company or its subsidiaries are paid an annual retainer of $24,000, payable quarterly. Each non-employee director also has the right to file a six month irrevocable election to have 50% or 100% of this annual retainer fee paid in shares of Company Common Stock. Each committee chairman receives an additional $2,500 per year. Expenses of attendance at meetings are paid by the Company. Non-employee directors receive an additional $750 for each Board meeting attended in person and $500 for each committee meeting attended in person if held more than 24 hours before or after a board meeting. When attendance is by telephone, these meeting fees are reduced to $250. Under the Tandy Corporation 1993 Incentive Stock Plan (the "ISP"), which commenced in September 1993 and was amended May 18, 1995, each director automatically is granted non-qualified stock options to purchase 4,000 shares of Company Common Stock on the first trading day in September of each year that he or she serves as a director. Each new director also receives a one time grant of an option to purchase Company Common Stock for 5,000 shares on the date they attend their first Board meeting. In 1995, each non-employee director received an option grant of 5,000 shares on May 18, 1995 and an option grant of 4,000 shares on September 1, 1995. The option exercise price is set at the fair market value (as defined in the ISP) of a share of Company Common Stock on the first trading day immediately preceding the date of grant. The options vest in three equal increments on the first, second and third anniversaries of the date of grant.

       DIRECTORS SPECIAL COMPENSATION PLAN. The Company has established a compensation plan for non-employee directors providing for the payment of benefits following retirement, death or total disability while serving as a director (the "Directors Plan"). To qualify for these benefits, the director must have attained 60 years of age and served as a non-employee director for 60 consecutive months immediately preceding retirement, death or total disability. A retired director agrees to perform consulting services to the Board, its committees and the Company without additional compensation during the period in which benefits are received.

       The Directors Plan provides that, upon retirement or total disability, an eligible director is paid two-thirds of the annual director's fee for the lesser of 10 years or the number of years (or partial years) a non-employee director has continuously served as a non-employee director preceding his or her retirement, death or disability. For retirement, death or total disability occurring at ages 73, 74 and 75, the benefit is reduced by 33-1/3%, 66-2/3% and 100%, respectively. For retirement, death or total disability occurring after age 72, but before age 73, or between ages 73 and 74 or 74 and 75, the director will receive aproportionate amount of the reduced payment that would be due on his or her next birthday. Upon death, the director's beneficiary is paid the aggregate amount remaining due in a lump sum.

       Directors agree that during the time they are receiving benefits, and for one year after the cessation of payment of benefits, they shall not engage in any activity that is in competition with the Company. A non-employee director who, by reason of past employment with the Company, is receiving benefits under the Salary Continuation Plan for Executive
    Employees of Tandy Corporation and Subsidiaries or the Officers Deferred Compensation Plan (see "Retirement Compensation") does not receive any payments under the Directors Plan until all benefits under such other plans have been paid in full.

       The Directors Plan may be terminated by the Company at any time in its entirety or as to any director. Notwithstanding any such termination, a non-employee director qualified to receive benefits as of the date of termination is entitled to receive benefits earned as of the date of termination, unless the non-employee ceased to be a director for reasons involving fraudulent or dishonest conduct or an indictment for a felony involving moral turpitude.

       DEFERRED COMPENSATION PLAN FOR DIRECTORS. The Company has a deferred compensation plan for non-employee directors whereby such directors may elect to defer payment of all or a specified part of the fees payable for services rendered to or on behalf of the Company. Under the plan, all deferred fees and interest are held in the general funds of the Company and are credited to such director's account. Interest is credited at the end of each quarter based on the balance in the account at the end of the quarter at the rate of 1% below the prime rate as published by the Chase Chemical Bank, N.A. in effect from time to time during the quarter. The director may elect to receive deferred fees either in a lump sum on a date specified by him or her, in substantially equal annual installments not exceeding ten payments or if no election is made by the director, then in a lump sum payment 60 days after he or she ceases to be a director. Upon a change in control of the Company, a director will receive any deferred fees in a lump sum.

          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                 OF COMPANY VOTING SECURITIES

       The following table sets forth, as of the Annual Meeting Record Date, certain information with respect to the beneficial ownership of the Company's voting securities by
    (i) each current director of the Company, (ii) each of the five most highly compensated current Executive Officers of the Company for the year ended December 31, 1995, (iii) the Company's current directors and officers as a group and (iv) persons known to the Company to own beneficially more than 5% of any class of the Company's voting securities, except for the Tandy Fund Trustee, which holds 100% of the outstanding TESOP Stock for the benefit of Tandy Fund participants:

                                                        Amount
                                                     Beneficially     Percent
  Title of Class  Name and Title                         Owned      of Class (8)
  ______________  ______________                     ____________   ____________
    Common Stock  James I. Cash, Jr., Director         4,762(1)       .0076
    Common Stock  Donna R. Ecton, Director               381          .0006
    Common Stock  Lewis F. Kornfeld, Jr., Director    15,000(1)       .0239
    Common Stock  Jack L. Messman, Director            7,262(1)       .0116
    Common Stock  William G. Morton, Jr., Director     5,000(1)       .0080
    Common Stock  Thomas G. Plaskett, Director         5,000(1)       .0080
    Common Stock  John V. Roach, Chairman and        477,244(2)       .7603
                    Chief Executive Officer
    Common Stock  Alfred J. Stein, Director            4,262(1)       .0068
    Common Stock  William E. Tucker, Director         10,262(1)       .0163
    Common Stock  Jesse L. Upchurch, Director      1,529,596(1)(3)   2.4368
    Common Stock  John A. Wilson, Director           153,000(1)(3)    .2437
    Common Stock  Dwain H. Hughes, Senior Vice        36,457(2)       .0581
                   President and Chief
                   Financial Officer
    Common Stock  Robert M. McClure, Senior Vice     138,942(2)       .2213
                   President - Tandy Retail Services
    Common Stock  Herschel C. Winn, Senior Vice      152,008(2)       .2422
                   President and Secretary
    Common Stock  Leonard H. Roberts, President and   54,064(2)       .0861
                   President, Radio Shack Division
    Common Stock  Directors and Executive          2,723,230(3)(4)   4.3383
                   Officers as a group (21 people)
    Common Stock  Trimark Financial Corporation    2,833,000(5)      4.5132(5)
    Common Stock  Mellon Bank Corporation          2,819,000(6)      4.4909(6)
    Common Stock  FMR Corp.                        4,939,415(6)      7.8689(7)
    ___________________________

    (1) Included in the shares beneficially owned for each of the non-employee directors indicated are 3,000 shares of Company Common Stock, except for Messrs. Kornfeld, Morton and Wilson who hold 2,000 shares of Company Common Stock, subject to currently exercisable options under the Tandy Corporation 1993 Incentive Stock Plan. Each director disclaims beneficial ownership of the shares of Company Common Stock subject to currently exercisable options.

    (2) The amount beneficially owned includes the following shares and the listed individuals have sole voting and investment power over the shares shown except as follows: (a)
    Mr. Roach disclaims beneficial ownership of 4,200 shares of Company Common Stock held in trust for the benefit of his children, 33.068 shares of TESOP Stock held by the Tandy Fund
    Trustee, 12,842 shares of Company Common Stock held in the Tandy Employees Supplemental Stock Program ("SUP"), 8,889 shares of Company Common Stock held by the Tandy Fund
    Trustee, 12,000 shares of restricted Company Common Stock, which are forfeitable, granted under the ISP, and 345,937 shares of Company Common Stock subject to currently exercisable options; (b) Mr. Hughes disclaims beneficial ownership of 10.301 shares of TESOP Stock held by the Tandy
    Fund Trustee, 1,346 shares of Company Common Stock held in the SUP, 1,978 shares of Company Common Stock held by the Tandy Fund Trustee, 3,500 shares of restricted Company Common
    Stock, which are forfeitable, granted under the ISP, 23,999 shares of Company Common Stock subject to currently exercisable options, 50 shares of Company Common Stock owned by his wife, and 200 shares of Company Common Stock held for the benefit of his children under the Uniform Gifts to Minors
    Act; (c) Mr. McClure disclaims beneficial ownership of 29.140 shares of TESOP Stock held by the Tandy Fund Trustee, 3,620 shares of Company Common Stock held in the SUP, 3,062 shares of Company Common Stock held by the Tandy Fund Trustee, 1,500 shares of restricted Company Common Stock, which are forfeitable, granted under the ISP, and 121,792 shares of Company Common Stock subject to currently exercisable options; (d) Mr. Winn disclaims beneficial ownership of 25.364 shares of TESOP Stock held by the Tandy
    Fund Trustee, 3,510 shares of Company Common Stock held in the SUP, 5,978 shares of Company Common Stock held by the Tandy Fund Trustee, 1,500 shares of restricted Company Common
    Stock, which are forfeitable, granted under the ISP, and 104,707 shares of Company Common Stock subject to currently exercisable options; and (e) Mr. Roberts disclaims beneficial ownership of 3.285 shares of TESOP Stock held by the Tandy
    Fund Trustee, 1,554 shares of Company Common Stock held in the SUP, 234 shares of Company Common Stock held by the Tandy
    Fund Trustee, 8,000 shares of restricted Company Common
    Stock, which are forfeitable, granted under the ISP, and 31,131 shares of Company Common Stock subject to currently exercisable options. All shares held in the SUP are held for the benefit of the participants and such shares are voted by the SUP trustee pursuant to the New York Stock Exchange
    ("NYSE") rules.

       (3) All directors have sole voting and investment power over the shares shown except for Messrs. Upchurch and Wilson. Mr. Upchurch disclaims beneficial ownership of 795,808 shares of Company Common Stock owned by a trust of which he is the sole beneficiary, 12,000 shares of Company Common Stock over which he has shared investment power as trustee and 15,100 shares of Company Common Stock over which he has shared voting and investment power as a trustee; the amount beneficially owned by Mr. Upchurch includes 190,000 shares of Company Common Stock held by a corporation over which Mr. Upchurch has shared investment power. Mr. Wilson disclaims beneficial ownership of 150,000 shares of Company Common Stock held in a trust of which he is the trustee.

       (4) Includes shares beneficially owned by the 11 persons currently serving as Executive Officers of the Company as of the Annual Meeting Record Date: 718,315 shares of Company Common Stock subject to currently exercisable options; 4,082 shares of Company Common Stock held in the Tandy Stock Plan;
    154.384 shares of TESOP Stock held in the Tandy Fund; 25,650 shares of Company Common Stock held in the Tandy Fund; 28,927 shares of Common Stock held in the SUP which shares are voted by the SUP trustee pursuant to NYSE rules; and 4,450 shares of Company Common Stock owned by relatives or trusts over which the Executive Officers disclaim beneficial ownership. The aggregate share numbers contained in this footnote include the numbers identified in Footnote (1) above. This number also includes 24,000 shares of Company Common Stock subject to currently exercisable options held by the Directors indicated in footnote (1) and the shares indicated in Footnote (3) above.

       (5) According to Amendment No. 3 to Form 13G dated
    February 12, 1996, Trimark Financial Corporation, an investment management company located at One First Canadian
    Place, Suite 5600, P.O. Box 487, Toronto, Ontario, Canada M5X
    1E5, holds sole voting and dispositive power over 2,833,000 shares of Company Common Stock.

       (6) According to Amendment No. 2 to Form 13G dated January 18, 1996, Mellon Bank Corporation, a holding corporation organized under the laws of the United States, located at One Mellon Bank Center, Pittsburgh, Pennsylvania 15258, holds sole voting power over 2,193,000 shares, shared voting power over 89,000 shares, sole dispositive power over 2,505,000 shares and shared dispositive power over 295,000 shares of Company Common Stock.

       (7) According to the Form 13G dated February 14, 1996, FMR Corp., an investment management corporation organized under the laws of the Commonwealth of Massachusetts, located at 82 Devonshire Street, Boston, Massachusetts 02109, holds sole voting power over 130,505 shares and sole dispositive power over 4,939,415 shares of Company Common Stock.

       (8) No director or Executive Officer beneficially owns Company Common Stock or TESOP Stock in excess of 1% of all of such class of securities issued and outstanding, except that Mr. Upchurch beneficially owns 2.4368% of the Company's Common Stock.

                       SECTION 16(A) REPORTING

         Under the securities laws of the United States, the Company's directors, Executive Officers and all persons holding 10% or more of Company Common Stock are required to report their ownership of the Company's securities and any changes in that ownership to the Securities and Exchange Commission and the NYSE. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during the year ended December 31, 1995. All of these filing requirements were satisfied by the Company's present directors and Executive Officers, except Mr. Messman who inadvertently failed to report a purchase of 1,000 shares of the Company's Common Stock in May, 1994. The purchase was made by an investment manager for a discretionary investment account held by Mr. Messman and the investment manager failed to notify Mr. Messman. Amended reports have been filed.

                          EXECUTIVE COMPENSATION

         The following table reflects the cash and non-cash compensation attributable to the Chief Executive Officer of the Company and the four other most highly compensated Executive Officers for the year ending December 31, 1995.

                       Annual Compensation(1)      Long-Term Compensation
                       _____________________       ______________________

    (a)              (b)      (c)      (d)       (e)         (g)        (i)
Name and                                     Other Annual   Stock     All Other
Principal         Fiscal    Salary    Bonus  Compensation  Options  Compensation
Position           Year      ($)       ($)     ($)(2)       (#)(3)    ($)(4)
________          ______    ______   ______  ____________  _______  ____________

John V. Roach      1995     735,000  183,339  498,000      85,000    132,603
CEO, and           1994     700,000  350,028        0      65,000    158,858
Chairman           1993     647,500  647,500        0      50,000     86,115

Leonard H. Roberts 1995     500,000  197,693  332,000      50,000     63,309
President, and     1994     500,000  314,291        0      36,000     35,265
President, Radio   1993     250,000  238,140        0      50,000    151,000
Shack Division

Dwain H. Hughes    1995     200,000   49,888  145,250      14,500      28,250
Senior Vice        1994     124,900   50,061        0       5,000      28,051
President and CFO  1993     112,500  112,500        0       5,000      16,088

Robert M. McClure  1995     300,000   43,200   62,250      12,000      42,602
Senior Vice        1994     300,000   60,023        0      12,000      55,875
President          1993     362,500  175,000        0      14,000      45,292

Herschel C. Winn   1995     300,500  131,249   62,250      19,000      50,001
Sr. V.P. and       1994     278,300  111,370        0      17,000      62,719
Secretary          1993     262,500  262,500        0      16,000      36,368


       (1) For the years shown, the named Executive Officers did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits. The amounts for perquisites and other personal benefits for the named Executive Officers are not shown because the aggregate amount of such compensation, if any, for each of the named Executive Officers during the fiscal year shown does not exceed the lesser of $50,000 or 10% of total salary and bonus reported for such officer.

       (2) Messrs. Roach, Roberts, Hughes, McClure and Winn were granted awards of restricted stock on January 2, 1996 attributable to their calendar year 1995 performance. The awards were 12,000 shares to Mr. Roach, 8,000 shares to Mr. Roberts, 3,500 shares to Mr. Hughes, and 1,500 shares each to Messrs. McClure and Winn. The awards were granted under the Company's 1993 Incentive Stock Plan ("ISP"). The awards of restricted stock vest in equal increments annually on the date of grant over a three year period, provided the named Executive Officer is still employed by the Company.

       (3) Includes all options granted during the year under the Company's 1985 Stock Option Plan (the ("1985 SOP") or under the ISP, regardless of whether the options are incentive stock options ("ISOs") or non-statutory stock options ("NSOs"). No stock appreciation rights were granted with these options and no restricted stock awards were awarded under the ISP in 1995.

       (4) Includes the Company's contributions allocated to the accounts of the Executive Officers participating in the following employee benefit plans: the Tandy Stock Plan (formerly the Tandy Corporation Stock Purchase Program ("SPP")), Tandy Fund (formerly the Tandy Employees Stock Ownership Plan ("TESOP") and the Tandy Employees Deferred Salary and Investment Plan ("DIP")) and SUP. The applicable amounts allocated in 1995 to the named Executive Officers in the SPP, TESOP and SUP are $86,695, $8,561 and $37,347 for Mr. Roach; $32,910, $3,489 and $26,910 for Mr. Roberts;
    $20,447, $3,046 and $4,757 for Mr. Hughes; $29,457, $7,448
    and $5,696 for Mr. McClure; and $32,881, $6,679 and $10,441
    for Mr. Winn, respectively. Amounts do not include amounts payable in the event of a change in control of the Company. See "Change in Control Protections."

                    OPTION GRANTS IN THE LAST YEAR

         During the year ended December 31, 1995, options were granted to the following Executive Officers named in the Executive Compensation table. The potential value of such options at the specified rates of appreciation is shown in the table below. The Company's 1985 SOP does not provide for the grant of stock appreciation rights. The ISP provides for the grant of restricted stock awards and stock appreciation rights; however, no stock appreciation rights or awards were granted in 1995. Restricted stock awards were authorized in 1995 and granted on January 2, 1996.

<CAPTIONS>

                                                                    Potential Realizable
                                                                 Value at Assumed Annual
                                                                          Rates(2)
                                                                  _________________________
  (a)                 (b)          (c)           (d)        (e)         (f)       (g)
                               % of Total     Exercise
Name and            Options  Options Granted   or Base
Type of             Granted   to Employees      Price    Expiration      5%        10%
Option (1)            (#)    During the Year  ($/Share)    Date         ($)        ($)
__________          _______  _______________  _________  __________    _____      _____

John V. Roach       85,000     20.09           55.50    10/20/2005  2,966,812  7,518,478

Leonard H. Roberts  50,000     11.82           55.50    10/20/2005  1,745,184  4,422,634

Dwain H. Hughes     14,500      3.43           55.50    10/20/2005    506,103  1,282,564

Robert M. McClure   12,000      2.84           55.50    10/20/2005    418,844  1,061,432

Herschel C. Winn    19,000      4.49           55.50    10/20/2005    663,170  1,680,601


    (1) All options shown were granted under the ISP. Generally, no options can be exercised during the 12-month period following the date of grant. ISOs become exercisable as to one-third of the amount of shares subject to the options on each of the next three anniversaries of the date of grant with full vesting on the third anniversary date. NSOs become exercisable as to one-fifth of the amount of shares subject to the options on each of the next five anniversaries of the date of grant with full vesting on the fifth anniversary date. For persons who continue to serve as employees of the Company, ISOs and NSOs expire 10 years from the date of grant under the ISP. All options were granted at market value on the date of grant. The exercise price and any tax withholding may be paid by cash or delivery of already owned shares and cash.

    (2) The potential gains reported above are net of the option exercise price, but before taxes associated with the exercise. If these gains are achieved, the value of the Company's Common Stock would likewise be increased 5% or 10%, respectively. These gains are calculated based on the stated assumed rates of appreciation each year over the life of the option. Actual gains, if any, on stock option exercises are dependent on the future performance of Company Common Stock, overall market conditions, as well as the option-holder's continued employment through the option expiration date. The amounts reflected in the table may not necessarily be achieved. If stockholders of record on the date of grant held their shares for the same period of time (representing the 10-year life of the option), they would have seen an increase in the collective value of their common shares, calculated at the assumed 5% annual appreciation rate and over the same period, in excess of $2,161,433,025.

                 OPTION EXERCISES IN THE LAST YEAR AND
                         YEAR-END OPTION VALUES

       The following table summarizes individual option exercises during the year ended December 31, 1995, by each of the named Executive Officers and the year-end value of the unexercised options. These options were periodically granted between 1985 and 1995.

<CAPTIONS>

(a)                    (b)             (c)                    (d)                        (e)
                                                           Number of                  Value of
                                                          Unexercised                 Unexercised
                     Shares                                Options at                In-The-Money
                   Acquired on                              Year End             Options at Year-End
                    Exercise     Value Realized               (#)                        ($)(1)
Name                  (#)              ($)         Exercisable   Unexercisable  Exercisable  Unexercisable
________            __________    _____________    ____________________________ __________________________

John V. Roach       23,257         $642,753        345,937       178,421         2,104,667(2)   294,413(2)
Leonard H. Roberts       0                0         31,131       104,869           154,991      184,385
Dwain H. Hughes          0                0         23,999        19,501           172,915(2)     7,085(2)
Robert M. McClure   13,012         $169,862        142,792        34,221           897,687(2)   112,013(2)
Herschel C. Winn    15,084         $391,739        104,707        45,221           691,321(2)   103,763(2)


    (1) For purposes of calculating whether an option was "In-The-Money", this chart uses the December 31, 1995, closing share price for Company Common Stock of $41.50.

    (2) The value of these options has been computed without regard to the sequential exercise requirements of options.

                        RETIREMENT COMPENSATION

      The Plans. Under the Salary Continuation Plan for Executive Employees of Tandy Corporation and Subsidiaries ("SCP") established in 1979 and the Officers Deferred Compensation Plan ("DCP") established in 1986 (hereinafter collectively the "Plans"), the Insurance Committee of the Board may select full-time executive employees for participation therein. As of December 31, 1995, a total of 38 executive employees of the Company were participants in one or both of the Plans. The Plans generally provide for the payment of reduced benefits following a participant's early retirement between the ages of 55 and 65, full benefits between the ages of 65 and 70, reduced benefits between the ages of 70 and 75, or for payment of a death benefit to the participant's designated beneficiary in the event of death prior to age 75 during employment. One executive employee was a participant under a plan called the Special Compensation Plan No. 1 ("SPC1") and is similar to the DCP except that the SPC1 provides for vesting at 100% at age 65. Another executive employee was a participant under a plan called the Special Compensation Plan No. 2 ("SPC2") and is similar to the DCP except that the SPC2 provides for vesting at the 75% level at age 60 and early retirement commencing at age 60 instead of age 55 as provided in the DCP. All sums due under the Plans are payable in 120 equal monthly installments to the participant or, in the event of death, to his beneficiary. The payments are general obligations of the Company that are funded in part by life insurance policies owned by the Company which name the Company as beneficiary.

      Under the Plans, the Insurance Committee determines an amount designated herein as the "Retirement Compensation Amount" for each participant. The amount established by the Insurance Committee does not necessarily bear any relationship to the participant's present compensation, final compensation or years of service. As of December 31, 1995, the benefit payable to participants upon retirement or death during employment is a function of the "Retirement Compensation Amount" and the age of the participant at death or retirement, as set out in the following table:


Retirement Compensation                          Annual Benefit
       Amount                          Age at Date of Retirement or Death
_______________________            ____________________________________________
                                   55(1)        65 to 70      71(2)       75(2)
                                  ________     ________     ________     _____
     $175,000                     $ 87,500     $175,000     $140,000     $ 0
      212,500                      106,250      212,500      170,000       0
      237,500                      118,750      237,500      190,000       0
      412,500                      206,250      412,500      330,000       0
      650,000                      325,000      650,000      520,000       0

    (1)  Proportionately increases from 50% to 100% between age
         55 and age 65.
    (2) Proportionately decreases from 100% to 0% between age 70 and age 75.

       The Retirement Compensation Amount at death during employment or retirement at age 65 for the Executive Officers listed in the Executive Compensation table at December 31, 1995, would have been as follows:

                            SCP           DCP                Total
                            ___           ___                _____
John V. Roach             $300,000      $350,000           $650,000
Leonard H. Roberts               0       412,500            412,500
Dwain H. Hughes                  0       175,000            175,000
Robert M. McClure           75,000       137,500            212,500
Herschel C. Winn           125,000       112,500            237,500

         SPECIAL PROVISIONS OF THE SCP. The SCP provides for payments to be made to certain executive employees in the event of their voluntary or involuntary termination of employment following a Change of Control, as defined in a 1984 letter of amendment to the SCP. In the event that the Company experiences a Change of Control, each executive employee who is subject to such letter amendment becomes immediately vested at the age 65 benefit level for a period of three years and if his or her employment with the Company ceases, whether voluntarily or involuntarily, during this three year period, he or she will receive payments equal to the annual retirement benefit at age 65. Payment is made in 120 equal monthly installments to the participant or to his or her beneficiary.

       SPECIAL PROVISIONS OF THE DCP. The DCP provides that for one year following the occurrence of a Change in Control, as defined in the DCP, it shall not be terminated or amended in any way, nor shall the manner in which the DCP is administered be changed in any way which adversely affects the rights of participants or beneficiaries in the DCP. Upon a Change in Control the provisions of the DCP provide that any benefit due under the DCP shall be (1) offset by any outstanding loan of the participant, and (2) forfeited if the participant engages in any activity that is in competition with the Company. Additionally, in the event of a Change in Control, each participant in the DCP becomes immediately vested at the age 65 benefit level and if the participant's employment is terminated for any reason following a Change in Control, the Company must make a lump-sum payment equal to the present value of the age 65 benefit level discounted for interest only at the Pension Benefit Guaranty Company's Immediate Annuity Rate used to value benefits for single-employer plans terminating on the date that the participant's employment was terminated.

                    CHANGE IN CONTROL PROTECTIONS

      In addition to the change in control protections contained in the DCP and SCP, as described above in "Retirement
    Compensation," the Company has implemented the following additional change in control protections.

      BONUS GUARANTEE LETTER AGREEMENTS. The Company currently has letter agreements (the "Bonus Guarantee Letter Agreements") with all of the Executive Officers named in the Executive Compensation table, which provide that, if they are employed by the Company on the date of a "Change in Control" (as defined in the Bonus Guarantee Letter Agreements), then for the fiscal year during which a Change in Control occurs (the "Change in Control Year") they will receive an annual bonus following a Change in Control at least equal to the highest annual bonus paid or payable to them in respect of any of the three full fiscal years ended prior to a Change in Control (i) for the Change in Control Year, provided the Executive Officer remains in the employment of the Company on the last day of the Change in Control Year, and (ii) for the fiscal year ended prior to a Change in Control if the amount of their annual bonus for such year has not yet been determined at the time of the Change in Control. The Bonus Guarantee Letter Agreements have an initial term of 24 months, subject to automatic successive one-year extensions unless written notice not to extend is given by the Company within 90 days prior to any extension. At December 31, 1995, the Company had issued similar bonus guarantee letters to approximately 201 other officers and employees of the Company providing that in the event of a Change in Control, each such employee would receive a minimum annual bonus following a Change in Control as provided for in such bonus guarantee letters. Assuming a Change in Control occurred on the date of this Proxy Statement; that all of the named Executive Officers were still employed on that date; and that the named Executive Officers' employment had terminated on that date, it is estimated that the minimum bonuses payable under the Bonus Guarantee Letter Agreements would be $647,500 for Mr. Roach, $314,291 for Mr. Roberts, $112,500 for Mr. Hughes, $175,000 for Mr. McClure, and $262,500 for Mr. Winn.

       BENEFIT PROTECTIONS. The Board has included change in control protections in the Tandy Fund, SUP, Tandy Stock Plan, DCP, Post Retirement Death Benefit Plan ("DBP"), SOP, ISP and several other plans. The DCP and SCP change in control provisions are described above. The Tandy Fund provides that for a period of one year following a "Change in Control," as defined in such plan, the plan may not be terminated or amended in any way that would adversely affect the computation or amount of, or entitlement to, the benefits under the plan. The SUP and Tandy Stock Plan contain similar protections, and also provide that in the event of a "Change in Control," as defined in such plans, the Company may not reduce the level of its contributions to the SUP and Tandy Stock Plan in effect immediately prior to the Change in Control. The Tandy Stock Plan additionally provides that in the event of a Change in Control or a tender offer, other than an issuer tender offer, the Company shall distribute to each participant in the Tandy Stock Plan all Company Common Stock held by the Company which was credited to the participant's account under the Tandy Stock Plan. The change in control provisions of the SOP and ISP provide that all outstanding options become immediately vested and exercisable in the event of a "Change in Control", as defined in such plans. All of the foregoing are referred to herein as the "Benefit Protections."

       TERMINATION PROTECTION AGREEMENTS. As of December 31, 1995, the Company has entered into Termination Protection Agreements ("Agreements") with all of the Executive Officers named in the Executive Compensation table and six other employees (collectively, the "Executives"). The Agreements (all of which are substantially similar) have an initial term of two years which is automatically extended for successive one-year periods unless terminated by either party. If the employment of any of the Executives is terminated (with certain exceptions) within 24 months following a "Change in Control," as defined in the Agreements, or in certain other instances in connection with a Change in Control, the Executives will be entitled to receive certain cash payments (amounts equal to two times current annual salary and the amount of the bonus guarantee under the Bonus Guarantee Letter Agreement and an amount equal to the contributions that the Company would have made to the Tandy Stock Plan, Tandy Fund and SUP over a 24-month period assuming the foregoing salary and bonus guarantee were used to calculate the Company's contributions), as well as the continuation of fringe benefits (including life insurance, disability, medical, dental and hospitalization benefits) for a period of up to 24 months. Additionally, all restrictions on any outstanding incentive awards will lapse and such awards will become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and the Company will be required to purchase for cash, on demand, any shares of unrestricted stock and shares purchased upon the exercise of options at the then per-share fair market value.

       The Agreements also provide that the Company shall make an additional "Gross-Up Payment" (as defined in the Agreements) to the Executives to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), on any payment made to any of the Executives arising out of or in connection with the employment of any of the Executives. In addition, the Company will pay all legal fees and related expenses incurred by any of the Executives arising out of employment of any of the Executives or termination of employment under certain circumstances.

       PAYMENTS UPON A CHANGE IN CONTROL. Assuming a Change in Control occurred on the date of this Proxy Statement; that all of the named Executive Officers were still employed on that date; and that the named Executive Officers' employment had terminated on that date, the approximate cash payment that would have been made by virtue of all change in control protections implemented by the Company (not including the Gross-Up Payments) to Messrs. Roach, Roberts, Hughes, McClure and Winn would have been $3,096,800, $1,824,011, $700,000,
    $1,064,000 and $1,261,120, respectively. The amount of the Gross-Up Payment, if any, to be paid may be substantial and will depend upon numerous factors, including the price per share of Company Common Stock and the extent, if any, that payments or benefits made to the Executives constitute "excess parachute payments" within the meaning of Section 280G of the Code.

       RABBI TRUST. In connection with the Benefit Protections, Bonus Guarantee Letter Agreements, the Agreements, and several other plans and agreements, the Company is authorized to enter into a Rabbi Trust, which is intended to be a grantor trust under Section 671 of the Code. The Rabbi Trust may be funded by the Company at any time but is required to be funded upon a "Threatened Change in Control" or upon a "Change in Control" (as such terms are defined in the Rabbi Trust) in an amount sufficient to provide for the payment of all benefits provided under the Agreements, the Bonus Guarantee Letter Agreements, the DCP and the DBP. The Rabbi Trust will also provide funds for litigation on behalf of the participants in such plans to the extent necessary to ensure their rights thereunder. The Rabbi Trust will be a trust of which the Company, for tax purposes, is the beneficiary and the trust assets, as assets of the Company, will be subject to the claims of the Company's creditors in the event of the Company's bankruptcy or insolvency.

              COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
                            PARTICIPATION

       The members of the Organization and Compensation Committee (hereafter the "Committee") at December 31, 1995, were Jack
    L. Messman (Chairman), William G. Morton, Thomas G. Plaskett, Jesse L. Upchurch and John A. Wilson. No member of the Committee was an officer or employee of the Company or its subsidiaries during the year ended December 31, 1995, and none was formerly an officer of the Company or any of its subsidiaries, except that Mr. Wilson was President of the Company from 1974 to 1975 and a Vice President of the Company from 1969 until 1974. Mr. Wilson resigned in 1975 upon the completion of the spin-off by the Company of Tandycrafts, Inc. In addition, no Executive Officer of the Company serves on the board of directors or the compensation committee of another entity where a Committee member is employed. During 1995 the Company purchased software in the amount of approximately $592,000 from Novell, Inc., of which Mr. Messman is currently a director, and was the President and CEO from 1981 to 1983.

                         PERFORMANCE GRAPH

       The graph on the next page compares the cumulative total stockholder return on Company Common Stock against the cumulative total return on the S&P Corporate-500 Stock Index and the S&P Retail Composite Stock Index (assuming $100 was invested on December 31, 1990, in Company Common Stock and in the stocks comprising the S&P Corporate-500 Stock Index and the S&P Retail Composite Stock Index and also assuming the reinvestment of all dividends). The S&P Retail Composite Stock Index includes the Company.

       The historical stock price performance of Company Common
    Stock shown on the graph below is not necessarily indicative of future price performance.

       Any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 shall not be deemed to incorporate by reference this graph and this graph shall not otherwise be deemed filed under such acts. The Company may, however, specifically incorporate this graph by reference in filings under such acts.

    Proxy Graph Coordinates - EDGAR Filer

                    Dec. 90  Dec. 91   Dec. 92   Dec. 93   Dec. 94      Dec. 95
                    _______  _______   _______   _______   _______      _______

Tandy Corp.          $100    $100.779  $106.108  $179.597  $184.252     $155.239

S&P 500              $100    $130.335  $140.251  $154.324  $156.419     $214.99

S&P Retail Stores
Composite Index      $100    $159.801  $188.445  $178.7    $163.709     $185.087


           ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON
                        EXECUTIVE COMPENSATION

       The Organization and Compensation Committee (the "Committee") is appointed by the Board of Directors and is composed entirely of outside directors. The Committee is responsible for reviewing and recommending compensation policies and programs to the Company's Board of Directors, as well as recommending compensation awards for the Company's senior executives, including the Chief Executive Officer. It makes decisions with respect to and grants awards under the ISP. The following report outlines the Committee's recent action, its philosophy and policies relative to executive compensation, and the basis for specific compensation awards to the Chief Executive Officer attributable to 1995.

       CHANGES IN COMPENSATION POLICIES. In 1994 and again in 1995, the Committee reviewed compensation practices at similar companies to determine what would constitute competitive levels of compensation for officers and key employees. It took into account the relative size of the other companies as well as the nature of their businesses and their recent operating results. In general, subject to some exceptions, base salaries were adjusted to levels at or below the median for persons in similar positions at the companies surveyed. The list of retailing and electronics companies surveyed was developed in 1993 by a nationally recognized compensation and benefits consulting firm and by the Committee, on the basis of their subjective determination of other public companies that are similar to the Company (the "Peer Group"). Some, but not all, of these companies are included in the S&P Retail Composite Index that is charted in the Performance Graph included in this Proxy Statement.

       COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES. The Committee believes that the overall objective of the executive compensation program should be to encourage and reward enhancement of stockholder value, which is best accomplished by linking the financial interests of the Company's key executives closely to the financial interests of the Company's stockholders. Further, the Committee believes that the Company's overall executive compensation program should be a balanced plan that will: (1) motivate executives toward effective long-term management of the Company through prudent use of stock programs that focus management attention on increasing stockholder value;
    (2) reward effective ongoing management of Company operations through annual performance incentives tied to increased levels of Company and business unit performance; and (3) attract and retain key executives through competitive salary and incentive plans.

         The Company's executive compensation program includes a competitive base salary and an annual bonus tied to appropriate performance goals and objectives. The Committee's policy is that base salaries for officers generally should be within the competitive range for similar positions at other companies in the retailing and electronics industries. The amounts of base salary increases in January 1995 and 1996, were based on a review of pay practices of similar companies, as well as the Executive Officer's past performance and an assessment of his or her ability to contribute to the Company's progress. The Committee expects that increases in future years will be based on the same factors. In December, 1995, the Committee after reviewing the pay practices and stock ownership of other companies in the Peer Group decided that the named Executive Officers were being paid less than persons in similar positions at the Peer Group of other companies. Following the review, the Committee awarded restricted stock grants to the named Executive Officers to make their earnings more competitive and bring future shareholdings more in-line with those of the peer group. Restricted stock awards for 26,500 shares were granted to the named Executive Officers under the ISP and vest as to one-third of the shares on each of the first three anniversary dates following the January 2, 1996 grant date. Other terms of these grants are that they are not assignable or transferrable until they have vested. When shares vest, a certificate for the vested shares will be delivered to the named Executive Officer along with a check for dividends, if any, accrued on such shares and interest thereon.

       Other than with respect to the restricted stock awards, in general, the Company's 1995 bonuses for Executive Officers were based on the following objective criteria. The 1995 bonus awards for the Chief Executive Officer and two other named Executive Officers were based on a formula that relied on objective performance measures: the increase in the Company's operating income (before income taxes) over the previous year; the increase in the Company's earnings per share over the previous year; the increase in the Company's share price during 1995 over 1994's share price; and the Company's stock price performance in relation to a peer group of other companies. Under the formula, improvements in operating income (before income taxes) receive the most weight and earnings per share receives more weight than stock price performance. This peer group of other companies is the same group of retail companies previously selected by the Committee whose common stock performance is included in the performance graph included in this Proxy Statement. See "Performance Graph". The third named Executive Officer had one additional objective measure which gave him an additional bonus if the division which reported to him attained certain targeted levels of performance. The fourth named Executive Officer was paid a bonus based on a formula that took into account the percentage increase from the prior year in (i) gross profit dollars, (ii) sales, and (iii) operating income (before income taxes) of the division for which he was responsible. The fifth named Executive Officer did not receive a bonus based on his formula which was the percentage increase in the Company's operating income (before income taxes) and the percentage increase in net income (before income taxes and parent administrative charges) of the operating division for which he was responsible. This same Executive Officer was paid a discretionary bonus as the Committee, in retrospect, found that his bonus formula was not equitable in that it only related to the earnings of the Company and not to the earnings per share and stock price performance of the Company. The amount of the discretionary bonus was calculated at the same percentage of base salary for these other two factors that the Chief Executive Officer received. In general, it is the Committee's policy to structure the compensation paid to Executive Officers so that it will qualify for deductibility under Section 162(m) of the Internal Revenue Code. In appropriate circumstances, however, when necessary to achieve its overall objective of rewarding effective management, the Committee may approve compensation packages which include payments that may not be deductible under Section 162(m).

       The formula bonus for four of the named Executive Officers was subject to a cap equal to the annual base salary of the particular Executive Officer. In the case of the fifth named Executive Officer, formula bonus was capped at 80% of his base salary. Under the formula program, no guaranteed bonuses were paid to the named Executive Officers. In the case of all of the named Executive Officers, the objective measures in the formula were required to exceed specified thresholds before any formula bonus was payable.

       In 1995 the Committee granted an aggregate of 423,000 stock options to 65 employees under the ISP, including, all of the named Executive Officers. The amount of options granted to particular officers was determined by the Committee based on its evaluation of the individual's performance and the Company's progress, following consultation with the Chief Executive Officer. It is expected that the Committee will continue to make such determinations in the future.

       The ISP also permits the Company to grant other stock-based awards, such as performance shares and stock appreciation rights, in amounts determined by the Committee, subject to the restrictions under the ISP.

       COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. For the year ending December 31, 1995, the compensation of the Chief Executive Officer was determined under the compensation plan approved by the Board of Directors in December 1994 and by the shareholders on May 18, 1995. Mr. Roach was paid a base salary for the year of $735,000. He also earned a formula bonus of $183,339. This bonus amount was based on increases in earnings per share, stock price performance exceeding the stock price performance of the peer group, and the average stock price performance for 1995 exceeding the average stock price performance for 1994. Mr. Roach did not receive a bonus based on the first factor, net income before income taxes because the Company's 1995 income before income taxes did not exceed the prior year's income before taxes. The Committee awarded a total of 85,000 stock options to Mr. Roach in October 1995 and 12,000 shares of restricted stock on January 2, 1996 under the ISP, as previously discussed.

                 Organization and Compensation Committee

            Jack L. Messman, Chairman          Jesse L. Upchurch
            William G. Morton                  John A. Wilson
            Thomas G. Plaskett

           CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

       During the year ended December 31, 1995, the Company paid approximately $353,000 to Texas Christian University ("TCU"), of which Dr. Tucker is the Chancellor, for administering the Tandy Technology Scholars Program, and for various seminars, advertisements, tickets, contributions through the Company's matching gifts program and donations. Dr. Cash is on the Board of Trustees and Mr. Roach is Chairman of the Board of Trustees of TCU. During the year ended December 31, 1995, the Company purchased software in the amount of approximately $592,000 from Novell, Inc., of which Mr. Messman is a director.

         It is the opinion of management that the terms obtained by the Company in each of the above transactions are as favorable as those which might have been obtained by other parties.

                        INDEPENDENT ACCOUNTANTS

       The Board has selected Price Waterhouse, which has audited the Company's books annually since 1899, as independent accountants for 1995. Representatives of Price Waterhouse are expected to be present at the Annual Meeting with an opportunity to make a statement and/or respond to appropriate questions.

           STOCKHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

       In order for proposals of stockholders to be considered for inclusion in the proxy statement for the 1997 Annual Meeting of Stockholders of the Company, which is now scheduled to be held on May 15, 1997, such proposals must be received by the Secretary of the Company by November 26, 1996.

                             ANNUAL REPORT

         A copy of the Company's Annual Report for the year ended December 31, 1995, is being mailed to stockholders with this Proxy Statement. Stockholders who do not receive a copy of such Annual Report may obtain a copy without charge by writing or calling Shareholder Services, Tandy Corporation, 1700 One
    Tandy Center, Fort Worth, Texas 76102-2818, telephone number
    817-390-3022.

                          OTHER MATTERS

       As of the date of this Proxy Statement, management of the Company has no knowledge of any other business to be presented to the meeting. If other business is properly brought before the meeting, the persons named in the Proxy will vote according to their discretion.



                                            TANDY CORPORATION




                                            Fort Worth, Texas
       March 28, 1996